As filed with the Securities and Exchange Commission on July 3, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BGC Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-3748217
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

499 Park Avenue

New York, New York 10022

(Address of principal executive offices) (Zip code)

BGC Group, Inc. Long Term Incentive Plan

(Full title of the plan)

Stephen M. Merkel

Executive Vice President, General Counsel and Assistant Corporate Secretary

BGC Group, Inc.

499 Park Avenue

New York, New York 10022

(Name and address of agent for service)

(212) 610-2200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On November 15, 2022, BGC Partners, Inc. (“BGC Partners”) along with certain other entities, entered into a corporate conversion agreement, which was amended as of March 29, 2023, in order to reorganize and simplify the organizational structure of the BGC entities by converting BGC Partners from an “Up-C” to a “Full C-Corporation” through a series of mergers and related transactions (collectively, the “Corporate Conversion Transactions”). Pursuant to the Corporate Conversion Transactions, each share of BGC Partners Class A common stock, par value $0.01 (“BGC Partners Class A Common Stock”), outstanding at the effective time of the Corporate Conversion Transactions was converted into one share of Class A common stock, par value $0.01 (“Class A Common Stock”), of BGC Group, Inc. (“BGC Group” or the “Registrant”), and BGC Group became the public holding company for BGC Partners. The Corporate Conversion Transactions were completed on July 1, 2023.

In connection with the Corporate Conversion Transactions, BGC Group assumed and adopted the Eighth Amended and Restated BGC Partners, Inc. Long-Term Incentive Plan, as amended and restated as the BGC Group, Inc. Long-Term Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information. *

*

Information required by Part I of Form S-8, including with respect to BGC Group, Inc. (“BGC Group,” “us,” “our,” or the “Registrant”), the Registrant’s Long Term Incentive Plan, as amended from time to time (the “Plan”), and the Registrant’s Class A Common Stock, Restricted Stock Units and Other Stock-Based Awards registered herein to be offered and sold pursuant to the Plan, is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)	Annual Report on Form 10-K of BGC Partners, Inc. (the Registrant’s predecessor entity) (“BGC Partners”) for the fiscal year ended December 31, 2022, filed with the Commission on March 1, 2023;

(b)	Amendment No.1 to BGC Partners’ Annual Report on Form 10-K/A for the fiscal year ended December 31, 2022, filed with the Commission on April 28, 2023;

(c)	BGC Partners’ Definitive Consent Solicitation Statement, filed with the Commission on May 26, 2023;

(d)	BGC Partners’ Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023, filed with the Commission on May 9, 2023;

(e)	BGC Partners’ Current Reports on Form 8-K, filed with the Commission on January 27, 2023, February 27, 2023 (other than as indicated therein), March 14, 2023, May 3, 2023 (other than as indicated therein), May 23, 2023, and May 25, 2023;

(f)	BGC Group’s Current Report on Form 8-K12B, filed with the Commission on July 3, 2023; and

(g)	The description of Class A Common Stock contained in BGC Group’s Current Report on Form 8-K12B, including Exhibit 4.1 thereto, filed with the Commission on July 3, 2023, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The Restricted Stock Units registered herein represent rights, with or without dividend equivalents, to acquire shares of Class A Common Stock for no additional consideration pursuant to the Plan, upon the vesting thereof. Subject to the provisions of the Plan, Restricted Stock Units may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of or encumbered and shall be subject to a risk of forfeiture until the lapse of all applicable restrictions.

The Other Stock-Based Awards registered herein represent rights to acquire shares of Class A Common Stock for no additional consideration, or awards denominated or payable in, valued in whole or in part by reference to or otherwise based on or related to, Class A Common Stock, pursuant to the Plan. Subject to the provisions of the Plan, Other Stock-Based Awards may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of or encumbered and may be subject to a risk of forfeiture until the lapse of all applicable restrictions.

Item 5. Interests of Named Experts and Counsel.

The validity of the Class A Common Stock offered and sold pursuant to this Registration Statement has been passed upon for us by Stephen M. Merkel, our Executive Vice President, General Counsel and Assistant Corporate Secretary. Mr. Merkel’s address is c/o BGC Group, Inc., 499 Park Avenue, New York, New York 10022. As of July 3, 2023 (other than as indicated), Mr. Merkel owned (i) 136,891 shares of Class A Common Stock held directly, (ii) 43,012 shares of BGC Partners Class A Common Stock held in Mr. Merkel’s 401(k) plan account as of May 31, 2023, which were converted into an equivalent number of shares of Class A Common Stock in connection with the Corporate Conversion Transactions, and (iii) 6,258 shares of Class A Common Stock held in various trusts for the benefit of Mr. Merkel’s family, of which Mr. Merkel’s spouse is the sole trustee.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. BGC Group’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification by BGC Group of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability of (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director under Section 174 of the DGCL, (4) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (5) an officer in any action by or in the right of the corporation. BGC Group’s Amended and Restated Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

BGC Group maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of BGC Group, and (2) to BGC Group with respect to payments which may be made by it to such directors and officers pursuant to any indemnification provision contained in its Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibit Index set forth below is incorporated by reference in response to this Item 8.

Exhibit Index
Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of BGC Group, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K12B filed by BGC Group, Inc. on July 3, 2023)

4.2	Amended and Restated Bylaws of BGC Group, Inc. (incorporated by reference to Exhibit 3.2 to the Form 8-K12B filed by BGC Group, Inc. on July 3, 2023)

4.3	BGC Group, Inc. Long-Term Incentive Plan (incorporated by reference to Annex D to the Definitive Proxy Statement filed by BGC Partners, Inc. on May 26, 2023)

5.1*	Opinion of Stephen M. Merkel

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Stephen M. Merkel (included in the opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (included on the signature pages of this Registration Statement)

107*	Filing Fee Table

*	Filed herewith.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 3, 2023.

BGC Group, Inc.

By:	/s/ Howard W. Lutnick
Howard W. Lutnick Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Howard W. Lutnick and Stephen M. Merkel, and each of them, with full power to act without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments under the Securities Act and other instruments necessary or appropriate in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary or desirable to be done, and to take or cause to be taken any and all such further actions in connection with such registration statement as such attorneys-in-fact and agents, in each of their sole discretion, deems necessary or appropriate, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Howard W. Lutnick Howard W. Lutnick	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 3, 2023

/s/ Jason W. Hauf Jason W. Hauf	Chief Financial Officer (Principal Financial and Accounting Officer)	July 3, 2023

/s/ William D. Addas	Director	July 3, 2023
William D. Addas

/s/ Linda A. Bell	Director	July 3, 2023
Linda A. Bell

/s/ Arthur U. Mbanefo	Director	July 3, 2023
Arthur U. Mbanefo

/s/ David P. Richards	Director	July 3, 2023
David P. Richards